Value Line, Inc.
220 East 42nd Street
New York, NY 10017

For Immediate Release	Contact:	Howard A. Brecher
September 7, 2010		(212) 907-1500
NEWS RELEASE

Statement in Regard to Mr. Pechter and Value Line's Asset Management Business

NEW YORK, September 7, 2010 /PRNewswire-FirstCall/ -- (NASDAQ: VALU - News)

New York, NASDAQ – (VALU) Value Line, Inc., made a statement today in regard to its asset management business.  The Directors of Value Line, Inc. have reviewed a letter from Richard Pechter received by the Company’s acting Chief Executive on September 3, 2010 in which Mr. Pechter proposed to match the terms of the proposed restructuring of Value Line's asset management business approved by Value Line’s Board on July 20, 2010 and to pay $250,000 to the Company.  Mr. Pechter’s letter states that his proposal will remain valid until 5:00 p.m. on September 10, 2010.  Counsel for the Company discussed with counsel for Mr. Pechter his interest in obtaining a copy of non-public draft documentation for the transaction approved by the Board and summary financial information regarding the business.

The Company offered to provide this information  if Mr. Pechter would sign a confidentiality agreement closely paralleling those signed by the nine organizations that received confidential information earlier this year to see whether they were interested in acquiring the business.  Despite the Company’s good faith effort to accommodate Mr. Pechter throughout the Labor Day weekend, he declined to sign the proposed confidentiality agreement, so the Company has not provided the information.

The Board noted that Mr. Pechter waited for over 40 days after the Company's announcement of the restructuring approved by the Board to make a proposal even though cognizant of the limited time frame available for the Company to obtain the required approvals from the Value Line mutual fund shareholders.

The Board has also concluded that further negotiation with Mr. Pechter is not warranted, given the risk that the process of identifying and vetting substitute independent shareholder-trustees acceptable to the Board  will cause an unacceptable delay in completing a transaction prior to the SEC deadline of November 4, 2010.

Furthermore, the Board is concerned that Mr. Pechter may be more interested in waging a media campaign than in assisting the Company of which he is a shareholder and believes that he may not appreciate the nature of the "sweat equity" profits interests provided to the current manager and future shareholder-trustees of the business under the proposal approved by the Board in July.

 The Company’s Board has therefore directed that management continue to pursue the restructuring transaction described in the Company’s recent 8-Ks as planned.

About Value Line

Value Line, Inc. is a leading New York based publishing and investment management company. The Company believes The Value Line Investment Survey is one of the most widely read independent investment publications. Value Line also produces and publishes other proprietary investment periodicals in both print and electronic formats. The Company has copyright data, which it distributes under copyright agreements for fees including certain proprietary ranking system information and other proprietary information used in third party products, and provides investment management services to the Value Line family of no-load mutual funds and institutional and individual portfolios.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This report may contain statements that are predictive in nature, depend upon or refer to future events or conditions (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar or negative expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the following:

•	dependence on key personnel;
•	maintaining revenue from subscriptions for the Company’s products;
•	protection of intellectual property rights;
•	changes in market and economic conditions;
•	fluctuations in the Company’s assets under management due to broadly based changes in the values of equity and debt securities, redemptions by investors and other factors;
•	dependence on Value Line Funds for investment management and related fees;
•	competition in the fields of publishing, copyright data and investment management;
•	the impact of government regulation on the Company’s business and the uncertainties of litigation and regulatory proceedings;
•	terrorist attacks; and
•
other risks and uncertainties, including but not limited to the risks described in Item 1A, “Risk Factors” of the Company’s Annual report on Form 10-K for the year ended April 30, 2010, and other risks and uncertainties from time to time.